UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 29, 2015

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (972) 490-9600

Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     REGULATION FD DISCLOSURE.
On January 29, 2015, Ashford Hospitality Trust, Inc. ("Ashford Trust" or the “Company”) announced that the Company’s Board of Directors has approved the formation of Ashford Hospitality Select, Inc. (“Ashford Select”), a new privately-held company dedicated to investing primarily in existing premium branded, upscale and upper-midscale, select-service hotels, including extended stay hotels, in the United States. Ashford Select is expected to launch sometime in the first half of 2015.
Upon launch, Ashford Trust intends to contribute to Ashford Select a high-quality, geographically diverse portfolio of 16 of its existing select-service hotels, located in ten states, comprised of 2,560 total guestrooms and operated under upscale or upper-midscale premium brands affiliated with Marriott International, Inc. The estimated valuation of the 16 select-service hotels being contributed to Ashford Select is approximately $331 million, which equates to a trailing 12-month capitalization rate of approximately 7.5% on net operating income. This estimated valuation is solely based on two preliminary broker opinions of value (discussed in more detail below) and the final purchase price has not yet been determined. Ashford Trust expects the consideration to be payable through Ashford Select’s assumption of approximately $233 million of non-recourse property-level debt related to the initial properties, with the balance of the consideration payable in cash and/or equity interests in Ashford Select.
Ashford Trust also expects to grant Ashford Select a right of first offer to acquire any select-service hotels that Ashford Trust decides to sell in the future, subject to any prior rights of the managers of the hotels or other third parties.
The determination of the consideration payable by Ashford Select in exchange for the initial select-service hotel properties contributed by Ashford Trust, will be based on two or more broker opinions of value from nationally recognized hotel brokerage firms and other factors deemed relevant by a special committee of the Ashford Trust independent directors, which will negotiate and approve the final transaction terms and contribution price. Ashford Trust does not intend to make any cash contributions to Ashford Select, although in the future the Company may contribute additional select-service hotels in exchange for cash, equity interests in Ashford Select, assumption of debt or a combination of such consideration. Ashford Select expects to focus its investments on premium select-service brands primarily owned by Marriott, Hilton, Starwood, Hyatt and Intercontinental. Ashford Select will be advised by Ashford Inc. (NYSE MKT: AINC).
Upon the successful launch of Ashford Select’s new select-service platform, Ashford Trust’s investment strategy will be revised to focus on full-service, premium branded upscale, and upper-upscale hotels primarily located in major markets with RevPAR less than twice the national average.
The launch of Ashford Select’s select-service hotel platform is contingent upon, among other factors, the negotiation of definitive agreements (including the contribution agreement), the availability of acceptable financing, the receipt of all necessary third-party consents (including lender consents), the final approval of the special committee of Ashford Trust independent directors and other customary closing conditions.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits
Exhibit Number         Description

99.1	Press Release of the Company, dated January 29, 2015, announcing that the Company’s Board of Directors has approved the formation of Ashford Hospitality Select, Inc.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2015

ASHFORD HOSPITALITY TRUST, INC.

By: /s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel